EXHIBIT 10.44

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered as of February 8, 2012, by and among Advocat Inc., a Delaware corporation (the “Company”), and William David Houghton (hereinafter “Employee”).

WITNESSETH:

WHEREAS, Employee has been employed by Company as Chief Information Officer; and

WHEREAS, Company and Employee have agreed to mutually terminate their employment relationship;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to the following terms and conditions governing the termination of Employee’s employment from Company:

1. Last Day of Employment and Termination of Employment Agreement. Employee’s last day of employment with Company shall be February 3, 2012 (“Date of Termination”). Employee and the Company acknowledge and agree that both parties are subject to a certain Employment Agreement dated June 28, 2010, as amended March 9, 2011 (the “Employment Agreement”) and that in consideration of the payments and other consideration set forth herein, the Employment Agreement shall terminate effective as of the date set forth above and, as of the effective date, the Employment Agreement shall be void and have no further effect, except that the provisions of Section IX and X shall survive the termination and shall be enforceable as written. The provisions of paragraphs 2 through 8 of this Agreement shall supercede and replace the provisions of Sections VIII and XI of the Employment Agreement in their entirety. The mutual termination of Employee’s employment with the Company is a “Without Cause Termination” as that term is defined in the Employment Agreement.

2. Severance Payment. All earned but unpaid Base Salary and Incentive Compensation Awards and accrued, but unused, vacation time shall be paid on the Date of Termination. The Parties agree that the earned but unpaid Incentive Compensation Award for 2011 is $72,900.00 (less normal withholdings). In addition, the Company agrees to pay to Employee a lump sum amount of $200,000 upon the Date of Termination which payment will be less normal withholding.

3. COBRA Continuation Coverage. Employee has been covered under a group medical or health benefits plan while employed by Company. Employee shall have a right to continue such coverage in accord with the provisions of COBRA. Employee may exercise the option of continuing such coverage consistent with, for the duration allowed by, and under the conditions imposed under applicable federal and state laws. If Employee elects to continue COBRA benefits, Company will pay the cost of such health insurance benefits for twelve months after the Date of Termination. Thereafter, Employee will bear the expense of such benefits. Company shall provide Employee with a standard “COBRA” letter providing further details concerning Employee’s health insurance continuation rights.

4. Disability and Life Insurance Coverage. Each month for a period of twelve months following the Date of Termination, the Company shall reimburse Employee for the cost of disability and/or life insurance premiums, subject to any required withholding, provided that Employee has furnished to the Company evidence, as reasonable required by the Company, of his payment of disability and/or life insurance premiums.

5. Stock Options. Employee’s outstanding stock options and stock appreciation rights (“SARs”) shall be deemed vested and shall remain exercisable until December 31, 2012. Upon the written request of Employee within 30 days of the Date of Termination, the Company shall purchase from Employee all of such options and SARs for an amount equal to the difference between the fair market value of a share of the Company’s common stock on the Date of Termination and the per share exercise price of such option or SAR. All restrictions on Employee’s Restricted Stock shall terminate as of the Date of Termination and Employee shall receive unrestricted shares of Stock, including all dividends paid on such Restricted Stock through the Date of Termination.

6. Restricted Share Units. On the date which is the six months from the Date of Termination (the “Delayed Payment Date”), the Company shall deliver to Employee unrestricted shares of common stock of the Company equal to the number of Restricted Shares Units held by Employee under the 2008 Stock Purchase Plan For Key Personnel (“2008 Stock Plan”), adjusted for dividends through the Delayed Payment Date, rounded down to the nearest whole share, and will make a payment to Employee in amount representing the value of any remaining fractional Restricted Share Units held by Employee using the value per share as determined under Section 2(p) of the 2008 Stock Plan.

7. Transfer of Employee 401(k) Accounts. If requested in writing by Employee, Company shall, as and to the extent permitted by applicable law, transfer Employee’s 401(k) plan to an account designated by Employee. Notwithstanding the foregoing, no unvested amounts shall be transferred to Employee.

8. EIRP Payment. The Company shall pay Employee an amount equal to the Company’s matching contributions to the EIRP for four quarters, payable in one lump sum of $12,000 less normal withholdings.

9. Confidentiality. Employee hereby agrees that the terms of this Agreement shall remain STRICTLY CONFIDENTIAL and that Employee shall not disclose the benefits Employee has received, or will receive, from Company pursuant to the terms of this Agreement to any other person including, without limitation, any future, current, or former employee of, or applicant for employment with, Company, but excluding Employee’s immediate family, and legal and tax advisors, if any, unless compelled to do so by judicial or administrative process. The foregoing representation is a material term and condition of this Agreement.

10. Governing Law and Venue. This Agreement supersedes any prior agreements between the parties except as noted herein and constitutes and contains the entire agreement and understanding between the parties and may not be modified except by a writing signed by both parties. This Agreement shall be interpreted under the laws of the State of Tennessee. The parties hereto submit to the jurisdiction of any federal or state court of competent jurisdiction sitting in the State of Tennessee over any suit, action or proceeding arising out of or relating to this Agreement.

11. Entire Agreement. This Agreement contains the entire understanding between the parties concerning the subject matter hereof and it may be amended or modified only by another writing executed by both parties. There have been no offers or inducements with respect to the execution of this Agreement by Employee except as set forth herein.

12. Cooperation, Mutual Respect, No Disparagement. The parties agree that certain matters which Employee was involved in during his period of employment may necessitate Employee’s cooperation in the future. Employee agrees to cooperate with all reasonable requests of Company for such assistance in the future provided that the Company may not make any such requests after one (1) year from the effective date of this Agreement. Each party agrees to mutually respect the other and to refrain from making any disparaging comments about the other or disparaging the business of the other.

13. No Admission. Each party acknowledges that this document does not constitute an admission by the other party of any unlawful act or of any violation of any statute, regulation or other provision of statutory, regulatory or common law.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, estates, successors and assigns, their affiliates, employees, directors, officers, shareholders, and agents. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

15. Notices. Any notice or communication required or permitted to be given hereunder shall be deemed to have been properly given when received, addressed as follows (or to such other addresses as the parties may specify by due notice to the others):

Company:

Advocat Inc.

1621 Galleria Boulevard

Brentwood, TN 37027-2926

Employee:

David Houghton

440 Tinnan Avenue

Franklin, TN 37067

16. Counterpart Copies. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same.

17. Legal Fees and Costs. In the event any party hereto elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including without limitation, attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

ADVOCAT INC

By:	/s/ David Hickman
Title:	VP, HR

EMPLOYEE:

/s/ William David Houghton
William David Houghton